EXHIBIT 10.9
February 7, 2000
Dr. Peter Law
Cell Transplants International, LLC
2015 Miller Farms Road
Germantown, TN 38138
REF: License Agreement
Dear Dr. Law,
This letter serves as a full license agreement covering all patents and patents pending and also future developments related to heart muscle function improvement and angiogenesis. Please sign and return this today by fax so we may proceed to send you the initial license fee payment of $500,000, as discussed.
1.	We seek to license all patents related to myogenic cell transplantation and controlled cell fusion as may be necessary to develop a commercially viable product within the field of “heart muscle repair and angiogenesis”.

2.	CTI/CTAL will grant Bioheart, Inc. a NON-EXCLUSIVE license for all patents related to heart muscle regeneration and angiogenesis for the life of the patents. Sublicensing of these patents by Bioheart, Inc. is not allowed.

3.	Bioheart agrees to provide $500,000 in research funding to CTI/CTAL within 90 days of the signing of this letter of intent to further research mutual interest.

4.	Bioheart will provide immediately to CTI/CTAL or Dr. Peter Law 600,000 shares of Bioheart common stock at $1.80 per share as part of the license fee payment.

5.	Bioheart will provide CTI/CTAL or Dr. Peter Law, in 30 days, option to acquire another 600,000 shares of Bioheart common stock at $1.80 per share.

6.	Bioheart, Inc. will pay a royalty of 5% of gross sales of products and services that directly read upon the claims of the patents.

7.	Bioheart, Inc. will provide agreement which states that dilution of shares of CTI/CTAL or Dr. Peter Law will at all times be equal to dilution of Mr. Howard Leonhardt and the family and friends of Mr. Leonhardt.

8.	Dr. Peter Law will be elected to the Board of Directors of Bioheart, Inc.

9.	CTI/CTAL will be responsible for pursuing and suing infringers of Dr. Law’s patents and will thus be entitled to 100% of any damages paid in.

10.	Bioheart agrees to enter into a supply agreement with CTI/CTAL for cultured myoblasts in 30 days.

11.	Bioheart, Inc. will pay $3,000,000 to CTI/CTAL upon INITIATION of a human clinical trial study of Dr. Law’s patented technology with F.D.A. approval in the United States (does not include isolated compassionate use or emergency last resort cases which are not part of the study).

12.	Bioheart, Inc. will pay $5,000,000 to CTI/CTAL upon F.D.A. APPROVAL of method of heart muscle regeneration utilizing the patented technology.

13.	Right of first refusal — If Dr. Law/CTAL receives a bona fide offer from a direct competitor of Bioheart’s in heart muscle repair, Bioheart shall have 30 days to meet this offer to bar competition from obtaining license. Bioheart will have permission to express this covenant of the agreement to investors as a “semi-exclusive license”.
Kindest Regards,

Howard J. Leonhardt

Chairman & CEO	Dr. Peter Law, Chairman & CEO
Cell Transplants International, LLC

2

Dr. Peter Law
Cell Transplants International, LLC
2015 Miller Farms Road
Germantown, TN 38138
REF: License Agreement
Dear Dr. Law:
This letter (“Addendum”) amends and supplements that certain full license agreement (“Agreement”) covering all patents and patents pending and future developments related to heart muscle function regeneration and Angiogenesis dated February 7, 2000 between Bioheart, Inc. (“Bioheart” or the “Company”), Dr. Peter Law and Cell Transplants International, LLC (“CTI”). Except as noted below, the provisions of the Agreement remain in full force and effect. This Addendum shall be deemed effective as of February 7, 2000.
1.	Dr. Law and CTI shall each execute and deliver to Bioheart the following agreements concurrently with their execution and delivery of this letter agreement:
(a)	a Scientific Advisory Board Consultation Agreement in the form attached hereto as Exhibit A;

(b)	a Supply Agreement in the form attached hereto as Exhibit B;

(c)	an Inventions and Proprietary Rights Assignment and Confidentiality Agreement in the form attached hereto as Exhibit D; and

(d)	a Warrant Certificate in the form attached hereto as Exhibit E (the “Warrant”).
It shall be an express condition precedent to the effectiveness of this Addendum that each of the above-identified agreements be executed and delivered by the parties hereto. This Section 1 supersedes Section 10 of the Agreement.
2.	In consideration of Dr. Law’s and CTI’s execution, delivery and performance of the above-identified agreements as well as the Agreement, as amended and supplemented hereby, Bioheart, Dr. Law and CTI agree as follows:
(a)	the aggregate license/research and development fees payable by Bioheart under this first paragraph and Section 3 of the Agreement is a total sum of

$1,000,000, of which Dr. Law and CTI acknowledge that $500,000 of this fee has been paid previously by Bioheart as noted in the first paragraph of the Agreement. The $500,000 balance of said fees shall be paid upon execution of this contract. In addition to the obligations under Section 9 of the Agreement, Dr. Law and CTI shall undertake reasonably diligent and prompt efforts to enforce said patents by instituting litigation against all third parties, whether now known or identified in the future with respect to whom Dr. Law and/or CTI have a reasonable basis for claiming infringement. Additionally, Dr. Law and/or CTI will continue to provide Bioheart with all pertinent and critical information in order to file an IND with the FDA and to have it approved by the FDA. Dr. Law and/or CTI will agree to allow Bioheart Quality Assurance expert complete access to the CTI facilities in order for them to (i) assist CTI in compiling adequate QC documentation and (ii) ensure that CTI will be able to provide Bioheart with FDA QC validated cells. Additionally, Dr. Law and/or CTI will agree to provide a license, in reasonable form, to Duke University to continue Bioheart research. This Section 2(a) supercedes Section 3 of the Agreement in its entirety; and

(b)	Bioheart will issue to CTI a 5-year warrant exercisable for 1,200,000 shares of Bioheart common stock at an exercise price of $8.00 per share, pursuant to the terms of the Warrant, instead of the 600,000 shares and 600,000 options referenced in Sections 4 and 5 of the Agreement. This Section 2(b) supersedes Sections 4 and 5 of the Agreement in their entirety; and

(c)	Bioheart will pay $3,000,000 to CTI upon commencement of a bona fide Phase II human clinical trial study that utilizes technology claimed under U.S. Patent No. 5,130,141 with F.D.A. approval in the United States (it being understood that such a study does not include isolated compassionate use or emergency last resort cases which are not part of study). This Section 2(c) supersedes Section 11 of the Agreement.
3.	Additionally, if Dr. Law or CTI desires to license or otherwise convey any rights in and to any of their technology, inventions or patent rights to a third party in the field of heart muscle regeneration or Angionesis efforts (whether in response to a bona fide other from such third party or otherwise), Bioheart shall have a right of first refusal over any such third party to obtain either exclusive or non-exclusive license and acquire such rights Dr. Law and CTI shall provide written notice to Bioheart regarding such proposed transaction, terms and, if such proposed transaction is in response to a bona fide third party offer, the terms of such offer. Bioheart shall have the first right to complete the proposed transaction with Dr. Law and/or CTI on the proposed terms by providing written notice to Dr. Law and/or CTI, as the case may be, of its acceptance of such proposed terms, which notice shall be provided no later than thirty (30) days after Bioheart’s receipt of notice regarding such proposed transaction. Bioheart’s failure to provide such acceptance notice to Dr. Law and/or CTI, as the case may be, within such thirty (30) day period shall be deemed to constitute rejection of such offer, in which event Dr. Law and/or CTI shall be entitled to proceed with its/their proposed transaction with such third party; provided, however, that if the terms of such transaction are modified or a new offer is made, or if the transaction does not occur within 30 days, the Company shall be entitled to again receive a new notice and a right of first refusal pursuant to the provisions set forth above with regard to such modified terms or new offer. It shall be an express condition precedent to completion of any transaction with a third party that such third party acknowledge Bioheart’s license rights in and to such technology, and if such transaction involves the assignment of patent rights by Dr. Law and/or CTI to such third party, that such third party assume all obligations of Dr. Law and/or CTI as licensor with respect to Bioheart’s rights in and to the technology being transferred. The parties hereto acknowledge and agree that Dr. Law and CTI shall not in any event consider or accept any such third party offers or otherwise enter into or consummate any such transaction wherein the aggregate consideration payable is less than $14,000,000. The parties hereto further acknowledge that the value of the consideration required to be paid by Bioheart, Inc. in connection with an offer to license any of Dr. Law and/or CTI’s technology, inventions or patent rights to a third party in the field of heart muscle regeneration and/or Angiogenesis, exercising its right of first refusal hereunder (whether paid in cash or in the form of equity securities) shall be equal to the lesser of the bona fide terms offered to or by such third party or $25,000,000, and in any event Bioheart shall only be required to pay the cash portion and the common stock traded on an internationally recognized stock exchange of the consideration that would be paid by such third party in such proposed transaction. Bioheart will have permission to express this covenant of the agreement to investors as a “conditionally exclusive license.” This Section 3 supersedes Section 13 of the Agreement.
[The remainder of this page intentionally left blank; signatures on following page.]

If the foregoing terms are acceptable to you, please acknowledge your acceptance and agreement by executing both enclosed originals of this letter agreement and returning one executed original to my attention.
Kindest Regards,
BIOHEART, INC.

John L. Babitt
Chief Financial Officer
Accepted by:
__________________________
Dr. Peter K. Law, Ph.D., individually
CELL TRANSPLANTS INTERNATIONAL LLC
__________________________
By: Dr. Peter K. Law, PhD., Chairman and Executive Officer

January 18, 2001
VIA FACSIMILE
Mr. John Babitt
Bioheart, Inc.
2400 North Commerce Parkway
Suite 408
Weston, FL 33326
Dear John:
This letter will confirm our previous telephone conversation wherein we discussed Peter Law’s decision to decline membership on the Board of Directors of Bioheart, Inc. due to potential conflicts of interest which might arise. You acknowledged the potential conflicts of interest and agreed that the parties’ relationship more appropriately proceeds without a board position for Dr. Law. This letter will specifically reference the February 7, 2000 letter agreement between the parties and confirm that Bioheart, Inc. has satisfied its obligation to offer a board seat to Peter Law and that Peter Law remains in compliance with that letter agreement despite his declining the board seat.
If you have any questions in this regard, please feel free to call me. Thanks.
Sincerely,
Anthony C. Pierrangelo
ACP/mbh
cc: Dr. Peter Law